Exhibit 10.7

ASSIGNMENT

WHEREAS, Protein Polymer Technologies, Inc., a Delaware corporation having its principal place of business at 10655 Sorrento Valley Road, San Diego, California, 92121, hereinafter referred to as PPT, is the owner of the entire right, title and interest in and to the U.S. Patents set forth on Schedule A attached hereto and made a part hereof, hereinafter referred to as the U.S. Patents; and

WHEREAS, on or about December 21, 2000, PPT granted a certain license under certain ones of the U.S. Patents to Genencor International, Inc., a Delaware corporation having its principal place of business in Palo Alto, California, hereinafter referred to as the Genencor License Agreement as amended by that certain First Amendment to the License Agreement between PPT and Genencor dated October 1, 2002; and

WHEREAS, on or about April 12, 2001, PPT granted a certain license under certain ones of the U.S. Patents to Spine Wave, Inc., a Delaware corporation having its principal place of business in San Diego, California, hereinafter referred to as the Spine Wave License Agreement; and

WHEREAS, Matthew J. Szulik, an individual having an address of c/o Taurus Advisory Group, LLC, 2 Landmark Square, Suite 211, Stamford, CT 06901, hereinafter referred to as Szulik, is desirous of acquiring an interest in the U.S. Patents and any and all foreign patents and patent applications corresponding to the U.S. Patents, and certain ones of PPT’s interests in the Genencor and Spine Wave License Agreements.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, PPT, by these presents, does sell, assign and transfer unto Szulik, its entire right, title and interest in and to the U.S. Patents and any and all foreign patents and patent applications corresponding to the U.S. Patents, and all reissues and extensions thereof, along with the right to recover for past infringements thereof, and its entire rights and interests including but not limited to the rights and interests in any and all securities, fees, royalties, payments and other benefits granted or payable, but none of the obligations imposed, under the Genencor and Spine Wave Agreements, to be held and enjoyed by Szulik, for his own use and behoof and for his legal representatives, successors and assignees, to the full ends of the terms of the U.S. Patents and any and all foreign patents corresponding to the U.S. Patents, and any reissues and extensions thereof, and the durations of the Genencor and Spine Wave License Agreements, as fully and entirely as the same would have been held by PPT had this sale, assignment and transfer not been made.

Protein Polymer Technologies, Inc.

/s/ William N. Plamondon, III
William N. Plamondon, III
Chief Executive Officer

Notarial Certificate

County of	:
ss
State of California	:

On this _____ day of April, 2006, before me personally appeared William N. Plamondon, III, to me known, who duly sworn, acknowledged that he is the Chief Executive Officer of Protein Polymer Technologies, Inc., the corporation described in the foregoing assignment instrument, and that he executed said assignment by the authority of the Board of Directors for and on behalf of Protein Polymer Technologies, Inc.

___________________________________
Notary Public